Exhibit A

Knowledge Leaders Developed World ETF

The WEAR ETF

Saba Closed-End Funds ETF

ProSports Sponsors ETF

James Biblically Responsible Investment ETF

InsightShares Patriotic Employers ETF

InsightShares LGBT Employment Equality ETF

Peritus High Yield ETF